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                                                                     EXHIBIT 3.1


                                                      TEXT OF
                                               AMENDED AND RESTATED
                                             ARTICLES OF INCORPORATION

FIRST:            The name of the Corporation shall be Synergis Technologies,
Inc.

SECOND:           The place in Ohio where its principal office is to be located is the City of Cincinnati, County of Hamilton, State of Ohio.

THIRD:            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.

FOURTH:           The maximum number of shares of all classes of stock which the
Corporation shall have authority to issue is 10,100,000, divided into two classes as follows:

                  A. 10,000,000 shares of Common Stock, without par value.

                  B. 100,000 shares of Undesignated Preferred Stock, without par value (the "Preferred Stock"), with the following additional terms:

         1. Except as otherwise provided either by this Article Fourth or by amendment duly adopted by the Board of Directors pursuant to authority expressly granted in paragraph B.2 below providing for the issuance of any series of Preferred Stock, shares of Preferred Stock may be issued at any time or from time to time, for such lawful consideration as shall be fixed by the Board of Directors, as Preferred Stock of one or more series, each of which shall be distinctively designated by letter or descriptive words. Except as permitted by the provisions of B.2 of this Article Fourth, all series of Preferred Stock shall rank equally and be identical in all respects, and all shares of any one series of Preferred Stock shall rank equally and be identical in all respects to all other shares within such series of Preferred Stock.

         2. The Board of Directors from time to time may adopt amendments to these Amended and Restated Articles providing for issuance in one or more series of any unissued or treasury shares of Preferred Stock. To the fullest extent now or hereafter permitted by the laws of the State of Ohio and notwithstanding the provisions of any other Article of these Amended and Restated Articles, the Board of Directors may, when adopting any such amendment, include provisions concerning (a) the designation and number of shares of such series; (b) voting rights; (c) the dividend rate or rates of such series (which may be an adjustable or variable rate and which may be cumulative); (d) the dividend payment date or dates of such series; (e) the
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         price or prices at which shares of such series may be redeemed; (f) the amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application;
         (g) the liquidation price or prices of such series; (h) whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of Preferred Stock, and if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments, if any, of the price or rate at which such conversion or exchange may be made; and, (i) whether or not the issue of any additional shares of such series or any future series in addition to such series shall be subject to any restrictions and, if so, the nature of such restrictions. Any of the voting rights, dividend rate or rates, dividend payment date or dates, redemption rights and price, sinking fund requirements, conversion rights and restrictions on issuance of shares of any series of Preferred Stock may, to the fullest extent now or hereafter permitted by the laws of the State of Ohio, be made dependent upon facts ascertainable outside these Amended and Restated Articles or any amendment or amendments adopted pursuant to this Section B.2. If the laws of the State of Ohio then applicable do not permit the Board of Directors to fix the voting rights of shares of a series of Preferred Stock, each holder of any shares of such series shall be entitled to one vote per share held by such holder.

         3. Before any dividends shall be declared or paid upon or set apart for, or distribution made on, the Common Stock and before any sum shall be paid or set apart for the purchase or redemption of Preferred Stock of any series or for the purchase of Common Stock, the holders of shares of Preferred Stock of each series shall be entitled to receive dividends if and when declared by the Board of Directors, at the rate or rates fixed for such series in accordance with the provisions of this Article Fourth or any amendment or amendments adopted pursuant to paragraph B.2, and no more, from the dividend payment date of or next preceding the date of issue thereof, payable on the payment date or dates fixed from time to time by the Board of Directors.

         4. Upon at least 30 days previous notice given by mail to record holders of shares of Preferred Stock sent to their respective addresses as they appear on the books of the Corporation and by publication in a newspaper of general circulation in the City of Cincinnati, Ohio, the Corporation may, by action of its Board of Directors, redeem the whole of the Preferred Stock or any series thereof or any part of any series thereof by lot or pro rata, at any time or from time to time and at the prices fixed for the redemption of such shares in accordance with the provisions of this Article Fourth or any amendment or amendments adopted pursuant to paragraph B.2 (the "Redemption Price"). If the Corporation shall determine to redeem by lot less than all the shares of any series of Preferred Stock, the selection by lot of the shares of such series to be redeemed shall be conducted by an independent bank or trust company. From and after the date fixed in such notice as the date of
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         redemption, unless the Corporation defaults in providing moneys at the time and place specified for the payment of the Redemption Price pursuant to such notice, or if the Corporation shall so elect, from and after a date (which shall be prior to the date fixed as the date of redemption) on which the Corporation shall provide moneys for the payment of the Redemption Price by depositing the amount thereof in trust for the account of the holders of the Preferred Stock called for redemption with a bank or trust company doing business in the City of Cincinnati, Ohio, pursuant to notice of such election included in the notice of redemption specifying the date of which such deposit will be made, all dividends on the shares of Preferred Stock called for redemption shall cease to accrue and all rights of the holders thereof as shareholders of the Corporation, except the right to receive the Redemption Price upon presentation and surrender of the respective certificates for the shares of Preferred Stock called for redemption, shall cease and determine. The Corporation may, from time to time, purchase the whole of the shares of Preferred Stock or any series thereof, or any part of any series thereof, upon the best terms reasonably obtainable. Preferred Stock of any series redeemed or purchased may in the discretion of the Board of Directors be reissued at any time or from time to time as stock of the same or of a different series, or may be canceled and not reissued.

         5. After full dividends upon the Preferred Stock of all series then outstanding shall have been paid for all past dividend periods, and after or concurrently with making payment of or provision for full dividends on the Preferred Stock of all series then outstanding for the current dividend period, then dividends may be declared upon the Common Stock at such rate as the Board of Directors may determine and no holders of shares of any series of the Preferred Stock shall be entitled to share therein.

         6. If, upon any dissolution, liquidation or winding up of the Corporation or reduction of its capital stock, the assets so to be distributed among the holders of shares of the Preferred Stock pursuant to the provisions of this Article Fourth or any amendment or amendments adopted pursuant to paragraph B.2 shall be insufficient to permit the payment to such holders of the full preferential amounts aforesaid, then the entire assets of the Corporation shall be distributed ratably among the holders of shares of the Preferred Stock in proportion to the full preferential amounts to which they are respectively entitled. After payment to the holders of shares of the Preferred Stock of the full preferential amounts, the holders of shares of the Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation and the remaining assets to be distributed, if any, shall be distributed to the holders of the Common Stock.

         7. The term "accrued dividends", whenever used herein with respect to Preferred Stock of any series, shall be deemed to mean that amount which would have been paid as dividends on the Preferred Stock of such series to date had full dividends
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         been paid thereon at the rate fixed for such series in accordance with the provisions of this Article Fourth, less in each case the amount of all dividends paid upon the shares of such series and the dividends deemed to have been paid as provided in paragraph B.2 of this Article Fourth.

                  C. Upon the filing of this Amended and Restated Articles of Incorporation with the Ohio Secretary of State (the "Effective Date"), the Common Stock of the Corporation will be split on a ________-for-1 basis so that each share of Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be converted into and reconstituted as __________ shares of Common Stock.

                  D. As soon as practicable following the Effective Date, certificates for the shares of Common Stock to be outstanding after the split effected in paragraph C shall be issued pursuant to the procedures adopted by the Corporation's Board of Directors and communicated to those who are to receive new certificates.

         FIFTH: No holder of any share or shares of any class issued by the Corporation shall be entitled as such, as a matter of right, at any time, to subscribe for or purchase (i) shares of any class issued by the Corporation, now or hereafter authorized, (ii) securities of the Corporation convertible into or exchangeable for shares of any class issued by the Corporation, now or hereafter authorized, or (iii) securities of the Corporation to which shall be attached or appertain to any rights or options whether by the terms of such securities or in the contracts, warrants, or other instruments (whether transferable or non-transferable or separable or inseparable from such securities) evidencing such rights or options entitling the holders thereof to subscribe for or purchase shares of any class issued by the Corporation, now or hereafter authorized; it being the intent and is the effect of this Article Fifth to fully eliminate any and all pre-emptive rights with respect to the shares of any class issued by the Corporation now or hereafter authorized.

         SIXTH: When authorized by the affirmative vote of a majority of the Board of Directors, without the action or approval of the shareholders of the Corporation, the Corporation may redeem, purchase, or contract to purchase, at any time and from time to time, shares of any class issued by this Corporation for such prices and upon and subject to such terms and conditions as the Board of Directors may determine.

         SEVENTH: Notwithstanding any provision of the laws of the State of Ohio now or hereafter in effect, no shareholder shall have the right to cumulate votes in the election of directors of the Corporation or in voting upon any other matter permitted to be voted upon.

         EIGHTH: The statutes of Ohio require that action on certain specified matters at a shareholders' meeting shall be taken by the affirmative vote of the holders of more than a majority of the shares entitled to vote thereon, unless other provision is made in the articles of incorporation. On all of these specified matters, action may be taken by the affirmative vote of a simple majority of each class of stock entitled to vote thereon as a class.